Exhibit 1.01

Conflict Minerals Report

Bed Bath & Beyond Inc. has included this Conflict Minerals Report as an Exhibit to its Form SD in respect of 2015 as required by Rule 13p-1 under the Securities Exchange Act of 1934, as amended, and Form SD (collectively, the "Conflict Minerals Rule"). The date of filing of this Conflict Minerals Report is May 26, 2016.

Unless otherwise indicated, the term "Company" refers collectively to Bed Bath & Beyond Inc. and subsidiaries.

As used herein, "Conflict Minerals" and “3TG” are gold, columbite-tantalite, cassiterite, wolframite and the derivatives tantalum, tin and tungsten, without regard to the location of origin of the minerals or derivatives.

Forward-Looking Statements

This document contains forward-looking statements within the meaning of the federal securities laws. Any statements that do not relate to historical or current facts or matters are forward-looking statements. Forward-looking statements can be identified by the use of words, such as "intend" and the like, or the use of the future tense. Statements concerning current conditions may also be forward-looking if they imply a continuation of current conditions. Examples of forward-looking statements include, but are not limited to, statements concerning the additional steps that the Company intends to take to mitigate the risk that 3TG that are necessary to the functionality or production of private label products that it contracts to manufacture benefit armed groups.

Forward-looking statements are subject to risks and uncertainties that could cause actual actions or performance to differ materially from those expressed in the forward-looking statements. These risks and uncertainties include, but are not limited to, (1) the continued implementation of satisfactory traceability and other compliance measures by the Company’s direct and indirect suppliers on a timely basis or at all, (2) whether smelters and refiners and other market participants responsibly source 3TG, and (3) political and regulatory developments, whether in the Democratic Republic of the Congo (the "DRC") region, the United States or elsewhere. Undue reliance should not be placed on these forward-looking statements, which speak only as of the date of the filing of this document. The Company does not intend, and undertakes no obligation, to publish revised forward-looking statements to reflect events or circumstances after the date of the filing of this document or to reflect the occurrence of unanticipated events.

Applicability of the Conflict Minerals Rule to the Company

The Company is a retailer which operates under the names Bed Bath & Beyond, Christmas Tree Shops, Christmas Tree Shops andThat! or andThat!, Harmon or Harmon Face Values, buybuy BABY and World Market, Cost Plus World Market or Cost Plus. In the second quarter of fiscal 2015, the Company acquired Of a Kind, an e-commerce website that features specially commissioned, limited edition items from emerging fashion and home designers. The Company also operates Linen Holdings, a provider of a variety of textile products, amenities and other goods to institutional customers in the hospitality, cruise line, healthcare and other industries.

The Company sells a wide assortment of domestics merchandise and home furnishings. Domestics merchandise includes categories such as bed linens and related items, bath items and kitchen textiles. Home furnishings include categories such as kitchen and tabletop items, fine tabletop, basic housewares, general home furnishings, consumables and certain juvenile products.

In fiscal 2015, the Company purchased merchandise from approximately 9,100 suppliers. The Company purchases substantially all of its merchandise in the United States, the majority from domestic sources and the balance from importers. The Company purchases a small amount of its merchandise directly from overseas sources. The Company believes that most of its merchandise, other than brand name goods, is available from a variety of sources and that most brand name goods can be replaced with comparable merchandise.

The Company has determined that it is subject to the requirements of the Conflict Minerals Rule because of the degree of influence that it exercises over the design, materials, parts, ingredients or components of some of its private label products that contain necessary 3TG. For a list of the Company’s in-scope product categories, see "Product Information: In-Scope Products" below. The Company’s in-scope products taken as a whole include tin, tungsten, tantalum, and gold, although each in-scope product does not include each of these 3TG.

For a majority of its private label products, the Company does not have the requisite level of influence over the design, materials, parts, ingredients or components of the products for the products to be in-scope. Therefore, those private label products and the related suppliers, and the brand name goods sold by the Company, are not in-scope for purposes of the Company’s compliance with the Conflict Minerals Rule.

For 2015, the Company identified 87 suppliers of potentially in-scope products (“the Suppliers”). The potentially in-scope Suppliers represent less than 1% of the Company’s entire supplier base for fiscal 2015.

The Company’s Conflict Minerals Policy

The Company has adopted a policy for the supply chain of 3TG ("Conflict Minerals Policy"). The Conflict Minerals Policy is publicly available in the Company’s Corporate Responsibility Report, which is contained on the Company's website.

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The Conflict Minerals Policy includes, but is not limited to, the Company’s expectations that its private label suppliers:

1.	Source 3TG only from sources that do not contribute to conflict or further human rights abuses;

2.	Adopt and comply with a conflict free sourcing policy that is consistent with the Company’s Conflict Minerals Policy and the Company’s publicly posted Code of Conduct, and require its direct and indirect suppliers to do the same;

3.	Determine which of the Company’s products incorporate 3TG;

4.	Map the supply chains associated with the supplier’s products, including by engaging suppliers to identify the smelters and refiners used in the supplier’s supply chains to process 3TG and determining whether the 3TG are recycled, scrap or original extraction;

5.	Obtain and prepare documentation supporting the origin determination for any 3TG incorporated into the supplier’s products; and

6.	Otherwise put in place policies, procedures and frameworks that are consistent with the Organisation for Economic Co-operation and Development's Due Diligence Guidance for Responsible Supply Chains of Minerals From Conflict-Affected and High-Risk Areas (the "OECD Guidance").

The Company does not seek to embargo sourcing of 3TG from the DRC region and encourages its suppliers to source 3TG responsibly.

Reasonable Country of Origin Inquiry Information

As required by the Conflict Minerals Rule, for 2015, the Company conducted a "reasonable country of origin inquiry" ("RCOI"). The Company designed its RCOI in good faith to determine the origin of 3TG that are necessary to the functionality or production of products that it contracts to manufacture. For its RCOI, to the extent applicable, the Company utilized the same processes and procedures as for its due diligence, in particular, Steps 1 and 2 of the OECD Guidance.

The Company's outreach included the 87 Suppliers that it identified as potentially having contracted to manufacture for the Company products that contain necessary 3TG. The Company determined which of its suppliers and products were potentially in-scope for 2015 through an internal product survey system. The survey system solicited information from buyers and product development regarding the level of involvement the Company had in the manufacturing of potentially in-scope private label products. The potentially in-scope products list formed the basis of the Company’s list of Suppliers. Not all of the Suppliers were ultimately in-scope.

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The Company’s Suppliers identified 81 smelters and refiners that may be in the Company’s supply chain. Based on the Company's RCOI, there was an indication that 10 of these smelters and refiners sourced from the DRC and its adjoining countries. More information is included under "Smelters and Refiners." The Company's conclusions concerning mineral origin are based on information provided by a third-party information management service provider (the "Service Provider") that the Company used to complement its internal management processes. Pursuant to the Conflict Minerals Rule, based on the results of the Company's RCOI, the Company was required to conduct due diligence for 2015. These due diligence efforts are discussed below.

For 2015, the Company was unable to determine the origin of at least a portion of the necessary 3TG in each of its in-scope products. None of the necessary 3TG contained in the in-scope products were determined by the Company to directly or indirectly finance or benefit armed groups in the DRC or an adjoining country. However, the Company did not conclude that any of its in-scope products were "DRC conflict free." The terms "adjoining country," "armed group" and "DRC conflict free" have the meanings contained in the Conflict Minerals Rule.

Due Diligence Framework

Design Framework

For 2015, the Company utilized due diligence measures relating to 3TG that are intended to conform with, in all material respects, the applicable criteria set forth in the OECD Guidance (Second Edition 2013).

Selected Elements of Design Framework

The OECD Guidance has established a five-step framework for due diligence as a basis for responsible global supply chain management of minerals from conflict-affected and high-risk areas. Selected elements of the Company's program design are discussed below. However, these are not all of the discrete procedures of the program that the Company has put in place to help ensure that the 3TG contained in its products are responsibly sourced. The headings below conform to the headings used in the OECD Guidance for each of the five steps. Selected due diligence measures that the Company took in respect of 2015 are discussed under "Due Diligence Program Execution."

1.	OECD Guidance Step One: "Establish strong company management systems"

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a.	The Company has adopted a Conflict Minerals Policy. In addition to being publicly disclosed through its Corporate Responsibility Report, the Conflict Minerals Policy is made available to suppliers through the Company's Quality Assurance Manuals. The Company also distributes the Conflict Minerals Policy internally to relevant employees.

b.	The Company has a Conflict Minerals Committee charged with managing the Company’s 3TG compliance program. The Conflict Minerals Committee is overseen by senior personnel in the Company’s legal department. The following functional areas are represented on the Conflict Minerals Committee: buying, finance, legal, logistics, product development and quality assurance.

c.	The Company utilizes specialist outside counsel to assist it with its 3TG compliance program.

d.	The Company trains internal personnel from the buying, finance, logistics, product development and quality assurance functional areas on the Conflict Minerals Rule, the OECD Guidance and the Company’s 3TG compliance program.

e.	The Company utilizes an internally developed product survey system to identify potentially in-scope products and suppliers.

f.	The Company utilizes the Service Provider to, on its behalf, (i) engage in information gathering and outreach with in-scope suppliers; (ii) review and validate in-scope supplier information; (iii) identify risks based on smelter and refiner sourcing practices of in-scope suppliers; and (iv) store records of due diligence processes, findings, and resulting decisions in an electronic database.

g.	The Company uses the Conflict Minerals Reporting Template (“CMRT”) developed by the Conflict-Free Sourcing Initiative (the “CFSI”) to obtain information from in-scope suppliers and identify smelters and refiners in its supply chain.

h.	The Company has a policy requiring the maintenance of business records relating to 3TG due diligence processes, findings and resulting decisions for at least five (5) years. The Company maintains its records relating to 3TG due diligence processes, findings and resulting decisions in electronic format.

i.	The Company has a grievance mechanism for reporting violations of the Company’s Conflict Minerals Policy. Reports can be made to the Company’s Legal Department at (908) 688-0888.

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2.	OECD Guidance Step Two: "Identify and assess risk in the supply chain"

a.	Inquiries concerning the usage and source of 3TG in in-scope suppliers’ products, as well as information concerning their related compliance measures, are made by the Company and the Service Provider on the Company’s behalf. Potentially in-scope suppliers are requested to complete a CMRT.

b.	The Company and the Service Provider follow up with in-scope suppliers that do not respond to the request within the specified time frame. The information is requested from each in-scope supplier multiple times to the extent the in-scope supplier continues to be non-responsive. After multiple requests, if a response is not received from an in-scope supplier, the request is escalated to the applicable buying group within the Company. Telephone calls and emails are used as a means of follow up.

c.	The Company and the Service Provider review the responses received from in-scope suppliers. The Service Provider reviews the responses received from suppliers for plausibility, consistency and gaps, using seven specific quality control flags. It follows up by email with suppliers that submit a response that triggers these quality control flags.

d.	To the extent that a completed CMRT identifies a smelter or refiner, the Service Provider reviews the information provided against the list of Compliant (as defined below) or equivalent smelters and refiners published in connection with the CFSI’s Conflict-Free Smelter Program (the “CFSP”), the London Bullion Market Association (“LBMA”) Good Delivery List and the Responsible Jewelry Council’s (“RJC”) Chain-of-Custody Certification.

e.	To the extent that a smelter or refiner identified by an in-scope supplier is not certified as Compliant or the equivalent by an independent third-party, the Service Provider attempts to contact that smelter or refiner to gain information about its sourcing practices, including origin and transfer, and to determine the source and chain of custody of the 3TG. Internet research is also performed to determine whether there are any outside sources of information regarding the smelter's or refiner's sourcing practices.

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f.	If a supplier is unable to provide information concerning the processors of 3TG in its supply chain, the Service Provider requests information on the supplier's suppliers of products or components which may have required 3TG for their functionality or production ("Tier 2 suppliers"). The Tier 2 suppliers, and subsequent tiers of suppliers as identified to the Service Provider, are then contacted by the Service Provider.

g.	Suppliers are requested to certify to the accuracy of the information contained in the completed CMRT.

3.	OECD Guidance Step Three: "Design and implement a strategy to respond to identified risks"

a.	The Conflict Minerals Committee reports the findings of its supply chain risk assessment to senior personnel in the Company’s legal department and senior management.

b.	The Company initiates a tiered risk mitigation strategy that, depending upon the particular facts and circumstances, contemplates continued engagement with the supplier to achieve progressive improvement or the suspension or discontinuation of business with the supplier.

4.	OECD Guidance Step Four: "Carry out independent third-party audit of supply chain due diligence at identified points in the supply chain"

In connection with the Company’s due diligence, the Service Provider, on the Company’s behalf, utilizes information made available by the CFSP, LBMA, and RJC concerning independent third-party audits of smelters and refiners.

5.	OECD Guidance Step Five: "Report on supply chain due diligence"

The Company files a Form SD and, to the extent applicable, a Conflict Minerals Report with the Securities and Exchange Commission and makes the filing available on its website.

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Due Diligence Program Execution

In furtherance of the Company’s 3TG due diligence, the Company performed the following due diligence measures for 2015. These are not all of the discrete measures that the Company took for 2015 in furtherance of its 3TG compliance program or pursuant to the Conflict Minerals Rule and the OECD Guidance.

1.	The Company sent requests to 87 Suppliers to provide it with a completed CMRT. The Company and the Service Provider followed up by email or phone with the Suppliers that did not provide a response within the time frame specified in the request. One hundred percent of the Suppliers responded to the request to complete a CMRT.

2.	The Company and the Service Provider reviewed the responses received from the Suppliers. The Service Provider reviewed the responses received from the Suppliers for plausibility, consistency and gaps. It followed up by email with Suppliers that submitted a response that triggered specified quality control flags. The following quality control flags, among others, were triggered by the responses received from one or more Suppliers: (a) smelters and refiners were not identified for each of the 3TG indicated as being part of the in-scope products; (b) partial sourcing information only was provided; and (c) the Supplier indicated that a portion of the identified 3TG came from recycled or scrap sources but did not list a smelter or refiner that was known by the Service Provider to source from recycled or scrap sources.

3.	Certain Suppliers identified the presence of 3TG in their products, but did not provide smelter or refiner information. In those instances, the Service Provider requested that the Supplier provide an updated response that contained smelter and refiner information. For those Suppliers that failed to provide an updated response, the Company followed up with the Supplier, reminding them of the requirements of the Conflict Minerals Policy. The Company also asked Suppliers that did not provide smelter and refiner information to supplementally indicate the measures that they intend to take for 2016 to improve supply chain transparency.

4.	With respect to those completed CMRTs that identified a smelter or refiner, the Service Provider reviewed the information provided against the list of Compliant or equivalent smelters and refiners published in connection with the CFSP, the LBMA's Good Delivery List and the RJC's Chain-of-Custody Certification. Of the 81 smelters and refiners identified by Suppliers, 58 were listed as Compliant and two (2) were listed as Active (as defined below) by the CFSI as of April 22, 2016.

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5.	For those smelters and refiners identified by a Supplier that were not listed as Compliant or the equivalent by an independent third-party, the Service Provider attempted to contact the smelter or refiner to gain information about its sourcing practices, including origin and transfer, and to determine the source and chain of custody of the 3TG processed by the smelter or refiner. Internet research also was performed to determine whether there are any outside sources of information regarding the smelter's or refiner's sourcing practices.

6.	The Conflict Minerals Committee reported the findings of its supply chain risk assessment to senior personnel in the Company’s legal department and senior management.

7.	Pursuant to the Company's risk management strategy, if a Supplier failed to complete the CMRT after multiple requests, the Supplier’s account was put on payment hold until a response was received. In furtherance of this element of the Company’s risk mitigation strategy, 18 Suppliers were put on a temporary payment hold. One-hundred percent of the Suppliers ultimately completed a CMRT.

8.	In addition, to mitigate the risk that the necessary 3TG in the Company's in-scope products directly or indirectly finance or benefit armed groups in the DRC or an adjoining country, the Company took the actions below in respect of the 2015 compliance period:

a.	The Company reviewed and updated its internal product survey system for identifying potentially in-scope products and suppliers.

b.	The Company reviewed and clarified its Conflict Minerals Policy. The updated Conflict Minerals Policy was made available to all suppliers through the Company’s Quality Assurance Manuals or via email and will be disclosed publicly through its upcoming Corporate Responsibility Report, and as indicated elsewhere in this Conflict Minerals Report.

c.	Suppliers were requested to certify to the accuracy of the information contained in the completed CMRT.

d.	The Company internally reviewed the compliance by in-scope Suppliers with certain aspects of the Conflict Minerals Policy. To the extent Suppliers were found to not have a Conflict Free Sourcing Policy, the Company reached out via email to remind them of the requirement in the Company’s Conflict Minerals Policy.

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e.	The Company began an internal audit review of its processes relating to 3TG compliance.

Product Information: In-Scope Products

The in-scope products for which Suppliers identified the use of 3TG included products from the closet organization, cookware/tabletop, furniture, general lighting, LED lighting, and mirror categories. Not all of the products in these categories were in-scope.

Smelters and Refiners

In connection with the Company's RCOI or due diligence, as applicable, the Suppliers identified to the Company the smelters and refiners listed below as either having or potentially having processed the necessary 3TG contained in the Company’s in-scope products in 2015. The Company relies on its Suppliers for accurate smelter and refiner information and its due diligence measures do not provide absolute certainty regarding the source and chain of custody of the necessary 3TG contained in the Company's in-scope products. Please see the notes that accompany the table for additional information concerning the information presented in the table.

Below are summary points of the information contained in the table:

•	81 smelters and refiners were identified

•	58 of 81, or 72%, of the smelters and refiners identified are listed as Compliant

•	All of the identified gold refiners and tungsten smelters are Compliant

Metal	Official Smelter Name	Smelter or Refiner Country	Certification Status
Gold	Heraeus Ltd. Hong Kong	CHINA	Compliant
Gold	Shandong Zhaojin Gold & Silver Refinery Co., Ltd.	CHINA	Compliant
Tungsten	Japan New Metals Co., Ltd.	JAPAN	Compliant
Tin	Alpha	UNITED STATES	Compliant
Tin	China Tin Group Co., Ltd.	CHINA	Compliant
Tin	Cooperativa Metalurgica de Rondônia Ltda.	BRAZIL	Compliant
Tin	CV Ayi Jaya	INDONESIA	Compliant

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Tin	CV Gita Pesona	INDONESIA	Compliant
Tin	CV Serumpun Sebalai	INDONESIA	Compliant
Tin	CV United Smelting	INDONESIA	Compliant
Tin	CV Venus Inti Perkasa	INDONESIA	Compliant
Tin	Dowa	JAPAN	Compliant
Tin	Elmet S.L.U. (Metallo Group)	SPAIN	Compliant
Tin	EM Vinto	BOLIVIA	Compliant
Tin	Fenix Metals	POLAND	Compliant
Tin	Gejiu Non-Ferrous Metal Processing Co., Ltd.	CHINA	Compliant
Tin	Jiangxi Ketai Advanced Material Co., Ltd.	CHINA	Compliant
Tin	Magnu's Minerais Metais e Ligas Ltda.	BRAZIL	Compliant
Tin	Malaysia Smelting Corporation (MSC)	MALAYSIA	Compliant
Tin	Melt Metais e Ligas S/A	BRAZIL	Compliant
Tin	Metallic Resources, Inc.	UNITED STATES	Compliant
Tin	Metallo-Chimique N.V.	BELGIUM	Compliant
Tin	Minsur	PERU	Compliant
Tin	Mitsubishi Materials Corporation	JAPAN	Compliant
Tin	O.M. Manufacturing (Thailand) Co., Ltd.	THAILAND	Compliant
Tin	O.M. Manufacturing Philippines, Inc.	PHILIPPINES	Compliant
Tin	Operaciones Metalurgical S.A.	BOLIVIA	Compliant
Tin	PT Artha Cipta Langgeng	INDONESIA	Compliant
Tin	PT ATD Makmur Mandiri Jaya	INDONESIA	Compliant
Tin	PT Babel Inti Perkasa	INDONESIA	Compliant
Tin	PT Bangka Prima Tin	INDONESIA	Compliant
Tin	PT Bangka Tin Industry	INDONESIA	Compliant
Tin	PT Belitung Industri Sejahtera	INDONESIA	Compliant
Tin	PT BilliTin Makmur Lestari	INDONESIA	Compliant

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Tin	PT Bukit Timah	INDONESIA	Compliant
Tin	PT Cipta Persada Mulia	INDONESIA	Compliant
Tin	PT DS Jaya Abadi	INDONESIA	Compliant
Tin	PT Eunindo Usaha Mandiri	INDONESIA	Compliant
Tin	PT Inti Stania Prima	INDONESIA	Compliant
Tin	PT Justindo	INDONESIA	Compliant
Tin	PT Mitra Stania Prima	INDONESIA	Compliant
Tin	PT Panca Mega Persada	INDONESIA	Compliant
Tin	PT Prima Timah Utama	INDONESIA	Compliant
Tin	PT Refined Bangka Tin	INDONESIA	Compliant
Tin	PT Sariwiguna Binasentosa	INDONESIA	Compliant
Tin	PT Stanindo Inti Perkasa	INDONESIA	Compliant
Tin	PT Sumber Jaya Indah	INDONESIA	Compliant
Tin	PT Timah (Persero) Tbk Kundur	INDONESIA	Compliant
Tin	PT Timah (Persero) Tbk Mentok	INDONESIA	Compliant
Tin	PT Tinindo Inter Nusa	INDONESIA	Compliant
Tin	PT Tommy Utama	INDONESIA	Compliant
Tin	PT Wahana Perkit Jaya	INDONESIA	Compliant
Tin	Rui Da Hung	TAIWAN	Compliant
Tin	Soft Metais Ltda.	BRAZIL	Compliant
Tin	Thaisarco	THAILAND	Compliant
Tin	VQB Mineral and Trading Group JSC	VIETNAM	Compliant
Tin	White Solder Metalurgia e Mineração Ltda.	BRAZIL	Compliant
Tin	Yunnan Tin Group (Holding) Company Limited	CHINA	Compliant
Tin	Gejiu Kai Meng Industry and Trade LLC	CHINA	Active
Tin	Yunnan Chengfeng Non-ferrous Metals Co., Ltd.	CHINA	Active
Tin	An Vinh Joint Stock Mineral Processing Company	VIETNAM	Smelter Reference List Only

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Tin	CNMC (Guangxi) PGMA Co., Ltd.	CHINA	Smelter Reference List Only
Tin	Electro-Mechanical Facility of the Cao Bang Minerals & Metallurgy Joint Stock Company	VIETNAM	Smelter Reference List Only
Tin	Estanho de Rondônia S.A.	BRAZIL	Smelter Reference List Only
Tin	Feinhütte Halsbrücke GmbH	GERMANY	Smelter Reference List Only
Tin	Gejiu Yunxin Nonferrous Electrolysis Co., Ltd.	CHINA	Smelter Reference List Only
Tin	Gejiu Zili Mining And Metallurgy Co., Ltd.	CHINA	Smelter Reference List Only
Tin	Huichang Jinshunda Tin Co., Ltd.	CHINA	Smelter Reference List Only
Tin	Linwu Xianggui Ore Smelting Co., Ltd.	CHINA	Smelter Reference List Only
Tin	Mineração Taboca S.A.	BRAZIL	Smelter Reference List Only
Tin	Nankang Nanshan Tin Manufactory Co., Ltd.	CHINA	Smelter Reference List Only
Tin	Nghe Tinh Non-Ferrous Metals Joint Stock Company	VIETNAM	Smelter Reference List Only
Tin	Phoenix Metal Ltd.	RWANDA	Smelter Reference List Only
Tin	PT Alam Lestari Kencana	INDONESIA	Smelter Reference List Only
Tin	PT Bangka Kudai Tin	INDONESIA	Smelter Reference List Only
Tin	PT Bangka Timah Utama Sejahtera	INDONESIA	Smelter Reference List Only
Tin	PT Fang Di MulTindo	INDONESIA	Smelter Reference List Only
Tin	PT Karimun Mining	INDONESIA	Smelter Reference List Only
Tin	PT Pelat Timah Nusantara Tbk	INDONESIA	Smelter Reference List Only
Tin	PT Seirama Tin Investment	INDONESIA	Smelter Reference List Only
Tin	Tuyen Quang Non-Ferrous Metals Joint Stock Company	VIETNAM	Smelter Reference List Only

The Company notes the following in connection with the above table:

a.	Not all of the included smelters and refiners may have processed the necessary 3TG contained in the Company’s in-scope products, since some Suppliers reported at a “company level,” meaning that they reported the 3TG contained in all of their products, not just the 3TG in the products specifically manufactured for the Company. Some Suppliers also may have reported smelters and refiners that were not in the Company’s supply chain due to over-inclusiveness in the information received from their suppliers or for other reasons. In addition, the smelters and refiners reflected above may not include all of the smelters and refiners in the Company’s supply chain, since some Suppliers did not identify any or all of the smelters and refiners in their supply chains.

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b.	The table only includes entities that were listed as smelters or refiners by an independent third-party.

c.	Smelter or refiner status information in the table is as of April 22, 2016.

d.	"Compliant" means that a smelter or refiner was listed as compliant with the Conflict-Free Smelter Program's ("CFSP") assessment protocols, including through mutual recognition and those indicated as "Re-audit in process." Included smelters and refiners were not necessarily Compliant for all or part of 2015 and may not continue to be Compliant for any future period.

e.	"Active" means that the smelter or refiner was listed as having submitted a signed Agreement for the Exchange of Confidential Information and Auditee Agreement contracts to the CFSP or, according to information published by the CFSI, the smelter has agreed to complete a CFSP validation audit within two years of membership issuance by the Tungsten Industry – Council Minerals Council.

f.	A smelter or refiner is listed as “Smelter Reference List Only” if it was not Compliant or Active and is listed on the CMRT Smelter Reference List tab.

g.	Smelter or refiner status and country location reflected in the table is based solely on information made publicly available by CFSI without independent verification by the Company.

Country of Origin Information

The identified countries of origin of the 3TG processed by the Compliant smelters and refiners listed in the table above may have included the countries in the categories listed below. The countries are grouped by risk, as indicated below. The Company has not been able to reliably determine the country of origin of any of the other smelters or refiners described in the table.

L1 – Countries that are not identified as conflict regions or plausible areas of smuggling or export from these regions of 3TG: Australia, Belgium, Bolivia, Brazil, Canada, Chile, China, Ethiopia, France, Germany, Hong Kong, Indonesia, Japan, Jersey, Laos, Malaysia, Mexico, Morocco, Myanmar, Peru, Philippines, Poland, Portugal, Russia, Singapore, Spain, Switzerland, Taiwan, Thailand, United States, and Uzbekistan.

L2 – Countries that are known or plausible countries for smuggling, export out of region or transit of materials containing 3TG: Mozambique and South Africa.

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L3 – The Democratic Republic of the Congo and its nine adjoining countries: DRC and Rwanda.

DRC – The Democratic Republic of the Congo.

Alternatively, or in addition, some of the Compliant smelters and refiners may have sourced from recycled or scrap sources.

The Company endeavored to determine the mine or location of origin of the necessary 3TG contained in its in-scope products by requesting that the Suppliers provide it with a completed CMRT. For the smelters and refiners that were identified by the Suppliers, to the extent that the origin of their 3TG was not known to the Service Provider, it attempted to contact the smelter or refiner and/or consulted publicly available information to attempt to determine the mine or location of origin of the 3TG processed by the smelter or refiner.

Future Risk Mitigation Efforts

The Company intends to take the following additional steps with respect to 2016 to mitigate the risk that the necessary 3TG in the Company’s in-scope products benefit armed groups:

1.	Encourage suppliers to provide information at a product level (i.e., smelter and refiner information specific to the products that they sold to the Company).

2.	Review the compliance by selected higher-volume suppliers with certain aspects of the Company’s Conflict Minerals Policy.

3.	Further engage with Suppliers that did not fully respond to all information requests related to the Company’s 3TG compliance program for 2015 to help ensure that they provide requested information for 2016.

4.	Monitor and encourage the continuing development and progress of traceability measures at suppliers.

5.	Communicate to new in-scope private label suppliers the Company’s sourcing expectations, including through the dissemination of the Conflict Minerals Policy. In addition, as new in-scope private label suppliers are added, work with these suppliers to ensure that they understand the requirements of the Conflict Minerals Rule and the OECD Guidance.

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6.	Complete internal audit review of 3TG compliance and implement enhancements as recommended.

All of these steps are in addition to the steps that the Company took with respect to 2015, which it intends to continue to take with respect to 2016 to the extent applicable.

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